UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2014

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On May 6, 2014, the Board of Directors of Smith Micro Software, Inc. (the “Company,” or “Smith Micro”) approved a plan of restructuring intended to streamline and flatten the Company’s organization, reduce overall headcount by approximately 20% and reduce its overall cost structure by approximately $2.0 million per quarter. The restructuring includes an update to the assumptions used in the Company’s 2013 restructuring related to subleases of its facility consolidations and closures.

This will result in one-time restructuring charges of approximately $1.6 – $2.0 million that will be recorded in the fiscal quarter ending June 30, 2014. Of these charges, approximately $1.2 – $1.4 million will be cash expenditures, and approximately $0.4 – $0.6 million will be non-cash stock compensation. $0.5 million is related to the revised sublease assumptions in our 2013 restructuring.

The restructuring plan is expected to be implemented primarily during the fiscal quarter ending June 30, 2014 and will result in a negative cash impact of approximately $0.7 – $0.9 million.

The amounts stated above are preliminary and subject to change as we finalize our assessment of the charges and costs associated with the above items. These charges and cash expenditures do not take into consideration any potential cost savings associated with the plan of restructuring.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory	Arrangements of Certain Officers.

As a result of the 2014 restructuring and reorganization, Dan Rawlings, Chief Revenue Officer, will be leaving the Company effective May 9, 2014. Andy Schmidt, Vice President and Chief Financial Officer and Christopher Lippincott, Senior Vice President, Global Operations, will be leaving the Company, effective May 19, 2014.

The Company is currently negotiating separation agreements with Mr. Schmidt, Mr. Rawlings, and Mr. Lippincott. Once finalized, we will issue an amended 8-K which will include the full text of the separation agreements.

Steven M. Yasbek, who has been the Company’s Chief Accounting Officer for the past six years, has been appointed the new Chief Financial Officer replacing Mr. Schmidt, effective immediately. Prior to joining Smith Micro, Mr. Yasbek was the Chief Financial Officer of Alphatec Spine, Inc.

As part of the restructuring plan mentioned above in Item 2.05, Chairman, President, and CEO of the Company, William W. Smith, Jr. and his remaining direct reports are taking a 12% reduction of their annual base salary effective in May 2014.

Safe Harbor Statement:

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the execution of our recently announced restructuring, our ability to halt the decline of our cash reserves in light of our continued losses, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are potential for disruption and loss of customers and business from the transfer of duties and responsibilities in our recently announced restructuring, the risk that we will continue to incur losses and not regain profitability, the risk that we may need to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all, changes in demand for the company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: May 8, 2014	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer

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